Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-120659

PROSPECTUS SUPPLEMENT NO. 2,
DATED JUNE 21, 2005
(To Prospectus dated January 12, 2005)


                           WESTSIDE ENERGY CORPORATION
                         4400 Post Oak Parkway, Suite 2530
                                Houston, TX 77027
                                 (713) 979-2660

                        17,772,077 Shares of Common Stock

                           --------------------------

         This prospectus supplement supplements the prospectus of Westside Energy Corporation (the "Company") dated January 12, 2005 (the "Prospectus"), and should be read in conjunction with the Prospectus. This prospectus supplement describes (a) a certain re-issuance of shares initially held by a selling stockholder named in the Prospectus, (b) a transfer of shares initially held by another selling stockholder named in the Prospectus, and (c) revisions to certain footnotes to the table of selling stockholders contained in the section of the Prospectus captioned "Selling Stockholders." This prospectus supplement must be delivered with the Prospectus.

                              SELLING STOCKHOLDERS

         Afton Capital Management, LLC ("ACM") was listed as a selling stockholder in the Prospectus and as a holder of 350,000 shares of Common Stock covered by the Prospectus. ACM is the general partner of each of Peregrine Limited Partnerships, Merlin Limited Partnerships, and Condor Limited Partnerships (singly a "Partnership," and collectively the "Partnerships"). ACM requested that the Company re-issue the 350,000 shares separately in the names of the Partnerships in the denominations set forth herein. ACM has indicated that it originally intended that the 350,000 shares be issued in the separate names of the Partnerships rather than in its own name and that the Partnerships separately remitted funds for the shares they were to have received.

         North Sound Legacy Fund LLC ("NSL") was listed as a selling stockholder in the Prospectus and as a holder of 20,000 shares of Common Stock covered by the Prospectus. North Sound Capital LLC ("NSC") is the managing member of NSL. NSL has indicated that it sold pursuant to the Prospectus 1,500 of its 20,000 shares of Common Stock covered by the Prospectus. NSC has requested that its remaining 18,500 covered by the Prospectus be transferred to North Sound Legacy Institutional Fund LLC ("NSLIF"), a related entity for which NSC serves as managing member and which had 280,000 shares of its own covered by the Prospectus. NSLIF has indicated that it sold pursuant to the Prospectus 21,000 of its 280,000 shares of Common Stock covered by the Prospectus.

         As a result of the re-issuance and transfer described above, the table of selling stockholders contained in the section of the Prospectus captioned "Selling Stockholders" is supplemented (a) to delete the listing of ACM and (in place thereof) to include the information set forth immediately below with regard to the Partnerships, and (b) to delete the listing of NSL and to revise the information pertaining to NSLIF, with footnotes (3) and (15) being revised as indicated below:


                                                     Beneficial Ownership
         Stockholder                                 Prior to Offering*

         North Sound Legacy Institutional Fund LLC   277,500(3)(22)

         Peregrine Limited Partnerships               46,003(3)(26)

         Merlin Limited Partnerships                  79,089(3)(26)

         Condor Limited Partnerships                 224,908(3)(26)

(3) These shares were issued on or about November 2, 2004 in a private placement to a total of 50 investors of an aggregate of 10,000,000 shares of the Company's common stock, $.01 par value, at a price of $2.00 per share. The issuances of the common stock in this placement are claimed to be exempt pursuant to Rule 506 of Regulation D under the Act. No advertising or general solicitation was employed in offering these securities. The offering and sale was made only to accredited investors, and subsequent transfers were restricted in accordance with the requirements of the Act.

(15) The Company has been advised that Wellington Management Company, LLP ("WMC"), a registered investment adviser, has shared voting power and shared investment power over the shares separately held by WTC-CTF Energy Portfolio, Spindrift Partners, LP, General Mills Group Trust, General Mills VEBA& American Federation of Grain Millers Health & Wellness Plan, and Spindrift Investors (Bermuda) L.P. WMC is deemed to have shared voting power and shared investment power with the preceding entities themselves with respect to the shares separately held by them.

(22) The Company has been advised that Thomas E. McAuley has sole voting power and sole investment power over these shares.

(26) The Company has been advised that Coy Monk has sole voting power and sole investment power over these shares.

*    Reflects ownership as of June 21, 2005.

     Other than for ACM and NSL, no selling stockholder is being omitted from the Prospectus as hereby supplemented.

            The date of this Prospectus Supplement is June 21, 2005.